                                                                    EXHIBIT 24.2


                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
SpeedFam International, Inc.

      We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc. of our reports dated June 26, 1998, relating to the consolidated balance sheets of SpeedFam International, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended May 31, 1998, and the related schedule, which reports appear in the May 31, 1998, Annual Report on Form 10-K of SpeedFam International, Inc.




                                       KPMG PEAT MARWICK LLP



Chicago, Illinois
November 24, 1998